Exhibit 1

NORTEL INVERSORA S.A.

Buenos Aires, October 11, 2017

Mr. Chairman of the

National Securities Commission (Comisión Nacional de Valores)

Lic. Marcos Ayerra

Re.:                         Call for Special Stockholders’ Meetings of Preferred Class B Shares and Common Shares on November 10, 2017

Dear Sir,

I hereby address you in my capacity as attorney-in-fact of Nortel Inversora S.A. to inform that the Board of Directors of the company I represent, in a meeting held on the date hereof, resolved to call registered holders of Common Shares to a Special Common Stockholders’ Meeting to be held on the first call on November 10, 2017 at 9:00 a.m. and to call registered holders of Preferred Class B Shares to a Special Preferred Class B Stockholders’ Meeting to be held on the first call on November 10, 2017 at 11:00 and on the second call on the same date at 12 noon, in order to discuss matters relevant to each class of shares, in connection with the corporate reorganization addressed in the Ordinary and Extraordinary Stockholders’ Meeting held on May 22, 2017.

We shall submit the documentation provided by article 4, Chapter II, Title II of the Regulations of the National Securities Commission (N.T. 2013) in due time.

Without further ado, I take this opportunity to greet you sincerely.

María de los Ángeles Blanco Salgado

Attorney-in-fact of

Nortel Inversora S.A.